EXHIBIT 10.1


                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          MERCURY WASTE SOLUTIONS, INC.

                                       AND

                        U.S. ENVIRONMENTAL, INCORPORATED

                              DATED JANUARY 4, 1996




                            ASSET PURCHASE AGREEMENT


         This Agreement ("Agreement") is made and entered into this 4th day of January, 1996, by and between MERCURY WASTE SOLUTIONS, INC., a Minnesota corporation ("Buyer"), and U.S. ENVIRONMENTAL, INCORPORATED, a Minnesota corporation ("Seller").

                                   WITNESSETH:

         WHEREAS, Seller is engaged in the business of recycling of high intensity lamps, which is conducted in Roseville, Minnesota (the "Roseville Business") as well as the business of recycling high intensity lamps and distilling/retorting mercury, which is conducted in Union Grove, Wisconsin (the "Union Grove Business") (hereinafter the Roseville Business and the Union Grove Business shall be referred to collectively as the "Business"); and

         WHEREAS, Buyer desires to acquire substantially all of the assets of Seller relating to the Business, and Seller desires to sell and transfer such assets to Buyer, all pursuant to the terms and conditions contained in this Agreement.


         NOW, THEREFORE, in consideration of the foregoing premises and the following mutual covenants, warranties and undertakings of the parties, it is agreed by the parties as follows:

         SECTION 1. PURCHASE OF ASSETS; LIABILITIES ASSUMED.

                  1.1 ASSETS. Upon the terms and subject to the conditions set forth herein, Buyer agrees to purchase from Seller and Seller agrees to sell to Buyer at Closing (as hereinafter defined), all of Seller's assets, properties and rights of every kind and description used or useful in connection with the Business, whether tangible or intangible, real, personal or mixed, wherever located and whether or not recorded on the books and records of Seller, as the same shall exist on the Closing Date, except those identified in Section 1.2 hereof (the "Assets"), including, without limitation: (i) all inventory, materials, supplies and work in process ("Inventory"); (ii) all accounts receivable existing as of January 1, 1996, including without limitaton those listed on Exihibit A-1 attached hereto and all past due accounts for the years 1994 and 1995 ("Accounts Receivable"); (iii) all machinery, tools and equipment, including all motor vehicles, trucks and fork lifts ("Machinery and Equipment");
(iv) all furniture and fixtures, including trade fixtures and leasehold improvements ("Furniture and Fixtures") and all other tangible personal property relating to the Business; (v) all patents, trademarks, copyrights, service marks and trade names, including without limitation, the name of "USA Lights" (the "Intellectual Property"); (vi) all trade secrets, processes and know-how, mailing lists, customer lists, vendor lists, telephone numbers, goodwill and proprietary information relating to the Business as a going concern; (vii) all rights of Seller under all contracts, agreements, understandings, purchase and sales orders, licenses and permits to which Seller is a party or by which Seller or its property is bound, and any offers, bids or commitments obligating Seller to enter into any of the above (the "Contracts") which Buyer elects to assume;
(viii) all licenses, permits, licensing approvals and notifications, governmental or otherwise (to the extent transferable), including all state and federal environmental licenses and permits and all other intangible assets relating to the Business; (ix) the sum of $18,000 plus any and all other sums on deposit in the reserve fund maintained at Richfield Bank & Trust (the "Reserve Fund"); (x) any and all distribution rights in lamp processing and mercury retorting equipment; (xi) all computer systems and computer software relating to the Business; and (xii) all of those assets set forth on Exhibit A-1 attached hereto.


                  1.2 EXCLUDED ASSETS. The following property and assets are hereby expressly excluded from the property and assets being bought and sold pursuant to this Agreement: (i) all cash and cash equivalents on hand or on deposit with any financial institution, including without limitation, miscellaneous deposits and prepaid expenses as at January 1, 1996 (except the Reserve Fund), (ii) any rights of Seller under fully executed pending purchase agreements on which deposits have been made for the purchase of a piece of Model 2000 lamp processing equipment (the "Lamp Processing Equipment") prior to January 1, 1996; (iii) any rights to royalties in favor of Seller arising from purchase agreements for the sale of the Lamp Processing Equipment consummated prior to January 1, 1996; (iv) Seller's corporate minute book and stock records;
(v) all Contracts not assumed by Buyer; (v) all notes receivable; (vi) all tax refunds relating to periods or transactions occurring prior to the Closing Date;
(vii) Seller's rights under this Agreement; and (viii) all motor vehicles other than the 1994 Ford Ranger, title to which will be transferred to Buyer.

                  1.3 ASSUMED LIABILITIES. Buyer agrees, upon consummation of the Closing, to assume those obligations first arising after the Closing Date under the Contracts specifically assumed by Buyer, which include those leases and obligations identified on Exhibit A-2 attached hereto (but specifically excluding obligations to cure any defaults under any of the Contracts arising on or prior to the Closing Date or based upon events occurring or circumstances existing on or prior to the Closing Date) (collectively, the "Assumed Liabilities"). In addition, Buyer will assume and agree to pay fifty percent (50%) of the actual costs for the items listed on Exhibit A-3 attached hereto relating to recent construction and costs at Union Grove, with Seller paying the other fifty percent (50%) of such costs in cash to Buyer, which payment shall be made to Buyer on the Delivery Date referred to in Section 6 hereof.

                  1.4 EXCLUDED LIABILITIES. Except for the Assumed Liabilities, no liabilities or obligations of Seller of any kind or nature, whether accrued, absolute, fixed, liquidated, contingent, unliquidated, future or otherwise, are being assumed by Buyer in connection with the purchase of the Assets (all excluded liabilities or obligations being hereinafter referred to as the "Excluded Liabilities"), and Seller shall retain all obligations and liabilities not specifically assumed by Buyer pursuant to this Agreement.

                  1.5 BULK SALES COMPLIANCE. Without admitting that any such laws apply, Buyer hereby waives compliance by Seller with the provisions of the Bulk Sales Law of any state, and Seller warrants and agrees to pay and discharge when due all claims which could be asserted against Buyer by reason of such non-compliance to the extent that such liabilities are not Assumed Liabilities.


         SECTION 2. PURCHASE PRICE; SECURITY DEPOSITS.

                  2.1 PURCHASE PRICE. Buyer and Seller agree that the purchase price (the "Purchase Price") for the Assets to be sold and purchased hereunder is:

         a. One Million Two Hundred Thirty-Eight Thousand Two Hundred Fifty-Six and 60/100 Dollars ($1,238,256.60).


                  2.2 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid by Buyer as follows:

         a. $790,000 of the Purchase Price shall be paid in cash at Closing by certified check, cashier's check or wire transfer of funds to a bank account designated by Seller (the "Cash Proceeds"). Out of the Cash Proceeds, $448,256.60 shall be applied to the purchase of the Union Grove Business. The remainder of the Purchase Price shall be applied to purchase of the Roseville Business.

         b. $448,256.60 shall be payable pursuant to the terms of a promissory note delivered to Seller at Closing made payable by Buyer to the order of Seller in the form of Exhibit B hereto (the "Note"), which Note shall bear interest at a fixed rate equal to ten percent per annum (10%). Accrued interest on the Note shall be payable monthly. The principal balance and all unpaid accrued interest shall be due and payable in full on the fifth anniversary of the Closing Date. Buyer may prepay at any time, in Buyer's sole discretion, the Note, to the extent available, out of excess cash flow in accordance with the terms of the Note. The principal balance of the Note shall be reduced by the cost of manufacturing and installation of the Lamp Processing Equipment located in the Union Grove, WI facility listed on Seller's financial statements, if Seller removes such Lamp Processing Equipment to fulfill an existing purchase order, as more specifically provided in the Distribution Rights Bill of Sale Agreement (defined below).

                  2.3 ALLOCATION OF THE PURCHASE PRICE. At Closing, Buyer and Seller hereby agree to allocate the Purchase Price among the Assets as set forth on Exhibit C attached hereto. Seller and Buyer hereby agree to use the allocation set forth on Exhibit C in the preparation of their respective income tax returns and in the preparation of the Internal Revenue Service Form 8594 which will accompany such tax returns.

         SECTION 3. CLOSING; MATTERS RELATING TO CLOSING.

                  3.1 DATE OF CLOSING. The purchase shall be effective as of midnight, January 1, 1996. The closing ("Closing") of the transactions contemplated by this Agreement shall take place on January 4, 1996 (the "Closing Date") at the offices of Briggs and Morgan, 2400 IDS Center, Minneapolis, Minnesota.

                  3.2 INSTRUMENTS OF TRANSFER. At Closing, Seller shall deliver to Buyer possession of the Assets and shall further deliver to Buyer a duly executed bill of sale, in the form of Exhibit D-1 attached hereto (the "Bill of Sale"), appropriate transfers of certificates of title for motor vehicles, an assignment and assumption agreement regarding the Contracts to be assumed by Buyer, if any, and the other intangible assets being purchased and sold pursuant to this Agreement and such other assignments and instruments of conveyance, containing standard warranties of title, transferring, assigning and conveying good and marketable title to the Assets to Buyer free and clear of all liens, restrictions and encumbrances. In addition, the distribution rights referred to in Section 1.1(x) hereof will be transferred by Seller pursuant to and in accordance with the terms of a Distribution Rights Bill of Sale Agreement in the form of Exhibit D-2 attached hereto (the "Distribution Rights Bill of Sale Agreement").


         SECTION 4. REPRESENTATIONS OF SELLER. Seller represents and warrants to Buyer that:

                  4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties, to carry on its business and to execute, deliver and fully perform its obligations under this Agreement and the transactions contemplated hereby.

                  4.2 VALID AGREEMENT. This Agreement and all agreements contemplated hereunder are valid, binding and enforceable in accordance with their terms, subject to limitations that may result from bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditor's rights and limitations on the remedy of specific performance and other forms of equitable relief.

                  4.3 AUTHORIZATION. This Agreement has been duly executed and delivered by Seller and has been duly and effectively authorized by the board of directors and approved by the requisite vote of the shareholders of Seller. No further corporate authorization or other authoriza tion, consent or approval by any governmental authority or by any other person is necessary with respect to the execution, delivery and performance of this Agreement by Seller. The execution of this Agreement and the consummation of the transactions contemplated hereunder will not conflict with or result in the breach of any terms or provisions of Seller's articles of incorporation, bylaws or any indenture, mortgage, lease, contract or agreement to which Seller is a party or by which it or any of the Assets are bound.

                  4.4 UNDISCLOSED LIABILITIES. Seller does not have knowledge of any uninsured or undisclosed liability of any nature or kind (whether accrued, absolute, contingent or otherwise) or any indebtedness for borrowed money to any person that has not been disclosed to Buyer in writing.

                  4.5 TITLE TO ASSETS. Seller has good and marketable title to all of the Assets to be transferred pursuant to this Agreement, free and clear of all liabilities, claims, obligations, security interests, liens, state and federal tax liens and other encumbrances, provided, however, that the mercury retorting/distilling equipment located in Union Grove, WI which was manufactured and developed by Seller with Resource Technology, Inc. ("RTI") may be subject to rights and interests in favor of RTI.

                  4.6 POSSESSION OF ASSETS. Seller has possession of all of the Assets, and no other person has any right of possession, use or control of the Assets, other than Seller.

                  4.7 CONDITION OF TANGIBLE ASSETS All of the tangible Assets being bought and sold pursuant to this Agreement are in good working order, ordinary wear and tear excepted, and will be such as of the Closing Date.

                  4.8 INTELLECTUAL PROPERTY; COMPUTER SYSTEMS AND SOFTWARE. Seller owns, is licensed or otherwise has the right to use all Intellectual Property and computer systems and software necessary to permit it to carry on the Business as presently conducted.

                  4.9 LITIGATION; NO VIOLATIONS OF LAW. Other than as disclosed on Schedule 4.9, there is no action, suit, proceeding, arbitration or investigation (whether or not purportedly on behalf of Seller) at law or in equity or before or by any court or governmental agency or instrumentality pending or, to the best of Seller's knowledge, threatened against or affecting Seller, the Business or any of the Assets. Seller is in compliance with all laws, rules, regulations, orders, permits, easements, covenants, conditions and restrictions relating to the Business and the Assets, and Seller has not received any notice of violation thereof and knows of no facts that would constitute grounds for a violation thereof, other than as disclosed on Schedule
4.9. Seller is not a party to or subject to, bound by or in default under, any agreement, judgment, writ, injunction, decree, order, rule or regulation of any court or governmental agency or instrumentality which contains any provision which would or could operate to prevent the performance of this Agreement or any of the transactions contemplated by this Agreement or which would have an adverse effect on the Business or any of the Assets.

                  4.10 CONTRACTS. A list and brief summary of all Contracts are included on Schedule 4.10. Each of the Contracts listed is a valid and binding obligation of Seller and, to the best knowledge of Seller, of the other parties thereto in accordance with the terms thereof, and there have been no actions or omissions by Seller or, to the best knowledge of Seller, by the other parties thereto, which would result in a default as defined under the terms of any such Contract. To the extent that the Contracts are evidenced by documents, complete and accurate copies thereof are attached hereto with Schedule 4.10. To the best knowledge of Seller, there are no facts or conditions that have occurred or that are anticipated to occur which, through the passage of time or the giving of notice, or both, would constitute a default by Seller or, to the best knowledge of Seller, by the other party or parties thereunder, which would cause a default under the terms of any such Contract. Consummation of the transactions contemplated by this Agreement do not require the consent of parties to the Contracts, except as set forth in Schedule 4.10 and will not (and will not give any person a right to) terminate or modify any rights of, or accelerate or increase any obligation of, Seller. Except as disclosed in Schedule 4.10, all of Seller's rights, title and interest in the Contracts are assignable to Buyer.

                  4.11 FINANCIAL STATEMENTS. All financial statements, including balance sheets and operating statements, information regarding sales and expenses of the Business, invoices, receipts, accounts payable of the Roseville Business, and other information provided to Buyer concerning the operation of the Business and the Assets of Seller have been accurate, complete and not misleading.

                  4.12 TAX MATTERS. Seller has duly made, and shall continue to make through the Closing Date, all deposits required by federal, state and local law to be made with respect to employees' withholding and employment taxes. All taxes or assessments of any kind or nature due and payable by Seller with respect to the Assets or the Business on or before the date hereof have been paid, including all sales and use taxes, and Seller has duly filed all federal, state and other tax returns, reports and declarations required to be filed by Seller with respect to the Assets or the Business. No notice or assessment of deficiency has been made.

                  4.13 INVENTORY. All Inventory, including without limitation, work-in-process and any HID lamps, is, as of the date hereof, and shall be, as of the Closing Date, contained in accordance with and in conformity with any and all relevant federal, state and local laws and regulations, the Stipulation Agreement between Seller and the MPCA, and the terms of the proposed Compliance Agreement referred to in Section 10(i)(2) hereof, and authority required by the WDNR, and is and will be, as of the Closing Date, handled and processed in a manner consistent with Seller's past business practices and the demands of its customers.

                  4.14 LICENSES AND PERMITS. Seller possesses all permits, licenses, approvals and notifications, governmental or otherwise, the absence of which would have an adverse effect on the Business, including without limitation all environmental permits and licenses from federal, state and local authorities including the Minnesota Pollution Control Agency ("MPCA") and the Wisconsin Department of Natural Resources ("WDNR").

                  4.15 ENVIRONMENTAL COMPLIANCE. Except as disclosed in writing to Buyer on Schedule 4.15, neither the Seller nor any third party has deposited, added, emitted, discharged, stored, used, generated, treated or disposed of, whether temporarily or permanently, any contamination, waste or hazardous substance on, under or about any of the real property within the United States owned, leased, occupied, used, managed, controlled or operated by Seller (the "Real Property") during the period in which Seller has owned, leased, occupied, used, managed, controlled or operated such Real Property. Except as disclosed on
Schedule 4.15, Seller has at all times occupied, managed, held and used the Real Property and operated the Business in compliance and currently is in compliance, in all material respects, with all laws, rules and regulations relating to pollution or protection of the environment, whether local, state or federal, and Seller is not in material violation and has not received any notice of any alleged material violation of any such law, rule or regulation. Other than as disclosed in writing to Buyer, Seller has not shipped any hazardous substances for treatment, storage or disposal at any other site or facility, except in accordance with applicable state and federal laws and regulations. There are no above ground or underground tanks located under, in or about the Real Property.

                  4.16 INSURANCE. Seller has maintained and will continue to maintain until the Closing Date adequate insurance with respect to the Business, including insurance on the Assets, whether owned or leased, against loss or damage by fire or other casualty, in amounts equal to or in excess of one hundred percent (100%) of the replacement value thereof, as well as environmental impairment liability insurance for the Business.

                  4.17 EMPLOYEES AND RELATED MATTERS. Seller is in compliance with all federal, state and local laws and regulations respecting labor and employment practices, terms and conditions of employment, occupational safety and health, and wages and hours and is not engaged in any unfair labor practices. There is not now, nor has there been within the preceding three (3) years any employment contracts with employees of Seller not terminable at will. Seller is not a party to any collective bargaining agreements with any labor union or association. Seller has not experienced any work stoppage or other labor difficulty. Neither Seller nor any affiliate of Seller maintains or has at any time maintained a defined benefit pension plan. Neither Seller nor any affiliate of Seller is required to contribute to a multiemployer pension plan. All wages, compensation and benefits to employees of Seller that are due at the Closing Date have been or will be paid by Seller, and are as set forth on
Schedule 4.17 hereof which lists all of the current employees of Seller for both the Roseville Business and the Union Grove Business, with the corresponding wages and other compensation. Seller is not a party to any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller's employees are not entitled to receive any other benefits, including, without limitation, any bonus, incentive, deferred compensation, pension, profit sharing, vacation, sick pay, severance pay or other plan, program, arrangement or agreement (whether written or oral) or any medical, dental, life or disability insurance benefits (the "Employee Plans").

                  4.18 RELATIONSHIPS. Seller's relationships with its agents, brokers, dealers, distributors, representatives, customers and suppliers are continuing and satisfactory, and, to the best of Seller's knowledge, neither the performance of this Agreement nor the existence of any other matters or conditions will have an adverse effect thereon, including without limitation the Beeson Case or any other litigation initiated by Craig Beeson ("Beeson"). Seller has terminated any and all agreements with Beeson and Seller represents and warrants that Beeson does not have any rights, interests or claims in any of the Assets or the Business, and Beeson does not currently represent the Seller in any manner. All sales of merchandise and performances of services by Seller in connection with the Business are in compliance with all of Seller's representations, warranties and agreements, express or implied, with respect to such sales and performances. Seller has no knowledge or information concerning any material loss or potential loss of business to or from one or more of its customers or suppliers.

                  4.19 ABSENCE OF SUBSEQUENT EVENTS AND CHANGES. Since January 1, 1995, Seller has operated the Business in the ordinary course and has not:
(i) incurred any adverse change in its conditions (financial or otherwise), results of operations, properties, business or prospects, except changes in the ordinary and normal course of business which, in the aggregate, have not been materially adverse; (ii) incurred any damage, destruction or loss, whether covered by insurance or not, adversely affecting the Assets or Business; (iii) entered into any written or oral agreement, contract, commitment, lease or release, other than in the ordinary and normal course of business and consistent with past practices; (iv) sold, licensed, leased or otherwise disposed of any of the Assets other than in the ordinary and normal course of business consistent with past practices; (v) received any notice of uninsurability with respect to any of the Assets; (vi) received any assessment with respect to the Business or Assets; (vii) changed any accounting methods or elections; or (viii) entered into an agreement to do any of the foregoing.

                  4.20 USE AND OPERATION OF PROPERTY. Seller does not know of facts nor has Seller failed to disclose to Buyer any fact that would prevent Buyer from using and operating the facility at which Seller conducts the Business after Closing in the manner in which the facility has been used, leased or operated prior to the date hereof. Seller has a valid leasehold interest in all of the real property and personal property, tangible and intangible, leased by it, free and clear of any liens, encumbrances or other third party rights. Seller enjoys undisturbed quiet possession of the facility. No claim has been asserted, nor is there any right of claim against Seller, materially adverse to the rights of Seller in such facility, except in connection with the Beeson Case. No material construction, alteration or other leasehold improvement work with respect to any leasehold interest remains to be paid for or performed by Seller.

                  4.21 PERFORMANCE OF EQUIPMENT. As of the Closing Date, the Lamp Processing Equipment in Roseville, MN and the retorting/distilling equipment in Union Grove, WI ("Retorting Equipment") (collectively, the "Equipment") used in connection with the Business, operate in compliance with and meet any and all federal, state or local environmental laws, regulations or ordinances, as well as the terms of the Compliance Agreement described in
Section 10(i)(2) hereof, and the Legitimate Recovery and Reclamation Recycling Exemption for Operation of a Mercury Waste Retort Furnace with the WDNR. The data and test results attached hereto as Schedule 4.21, reflect all of the tests conducted on the Equipment during 1995, and are true, complete and accurate in all material respects.

                  4.22 REPRESENTATIONS OF SHAREHOLDER. Mark Edlund ("Shareholder"), as the sole shareholder of Seller, represents and warrants to the Buyer that the foregoing representations and warranties of the Seller are true and correct as of the Closing Date.

                  4.23 REPRESENTATIONS COMPLETE. No representations or warranties of Seller and Shareholder in this Agreement, the Exhibits and Schedules hereto, or any written statements, certificates, agreements or other documents or instruments furnished or to be furnished to Buyer in connection with the transactions contemplated hereby, contain or will contain any untrue statements of a material fact, or omit or will omit to state a material fact necessary to make the statements contained therein not misleading.


         SECTION 5. REPRESENTATIONS OF BUYER. Buyer represents and warrants that:

                  5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corpo rate power to execute, deliver and fully perform its obligations under this Agreement and the transactions contemplated hereby.

                  5.2 AUTHORIZATION. This Agreement has been duly executed and delivered by Buyer and has been duly and effectively authorized by the board of directors of Buyer. No further corporate authorization or other authorization, consent or approval by any governmental authority or by any other person is necessary in respect of the execution, delivery and performance of this Agreement by Buyer.

                  5.3 NO BAR TO TRANSACTION. This Agreement and all agreements contemplated hereunder are valid, binding and enforceable in accordance with their terms, subject to limitations that may result from bankruptcy, insolvency, reorganization, moratorium or similar laws relating to creditor's rights and limitations on the remedy of specific performance and other forms of equitable relief. There are no actions, suits, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened against or affecting Buyer, its business or assets, and Buyer is not now a party to any pending legal action, nor is Buyer a party to or subject to or bound by any agreement, judgment, order, writ, injunction or decree of any court or governmental agency or instrumentality, any of which contains any provision which would or could operate to prevent the performance of this Agreement or any of the transactions contemplated by this Agreement.

         SECTION 6. ACCOUNTS RECEIVABLE. Seller and Shareholder represent and guaranty to Buyer that all of the Seller's accounts receivable, including without limitation, trade, non-trade and factored accounts receivable (collectively referred to as the "Accounts Receivable") existing as of the Closing have arisen from bona fide transactions by Seller, and are valid and collectible at their face amounts. Accounts Receivable and any previously collected accounts receivable are not subject to returns or allowances. Buyer shall use commercially reasonable efforts to collect all Accounts Receivable during the sixty (60) days after Closing; provided, however, Buyer shall not be required to retain a collection agency or initiate legal proceedings for this purpose. All payments received from trade creditors relating to their Accounts Receivable shall be applied first to the applicable invoice to such account debtor which is equal to the amount of such payment or which is specified by such creditor, and, if none, to the oldest undisputed account. Within a reasonable time following the sixty (60) day collection period following the Closing, Buyer shall deliver to Seller a schedule of Accounts Receivable which are uncollected, which shall list each Account Receivable of Seller existing at Closing which has not been collected in full as of the date of such schedule and which Buyer desires not to retain (the "Uncollected Accounts"). Seller and Shareholder agree to repurchase, without recourse, by means of a setoff against the Note, all of the Uncollected Accounts. On the date that the Buyer delivers to Seller the schedule of uncollected Accounts Receivable (the "Delivery Date"), the principal amount outstanding on the Note shall be reduced by the amount of the Uncollected Accounts, plus the amount of interest that has accrued on the portion of the principal amount of the Note equal to the Uncollected Accounts from the Closing through the Delivery Date. Upon Seller's repurchase as provided herein, Buyer shall unconditionally transfer all of its right, title and interest in the Uncollected Accounts to Seller, without recourse.


         SECTION 7. COVENANTS OF SELLER. Seller covenants that:

                  7.1 COVENANT NOT TO COMPETE.

                  (a) For a period of five (5) years from and after the Closing Date, the Seller and Shareholder will not as an owner, partner, shareholder, agent, representative, consultant, director or in conjunction with others, engage in the lamp recycling/processing or mercury distilling industry, either directly or indirectly in any trade area serviced by Buyer with respect to the Business, without the prior written consent of Buyer; provided that an investment by Seller or Shareholder of five percent (5%) or less of the outstanding capital stock of any publicly traded entity, shall not be a violation of this Section 7.1.

                  (b) The Seller and Shareholder will not alone or in conjunction with others, for a period of five (5) years from the Closing Date, solicit any customer of Buyer or any affiliate thereof (the "Affiliates") if the purpose of any such solicitation is to direct or recommend the doing of business with any member of the lamp recycling/processing or mercury distilling industry (including, but not limited to, the types of businesses identified in Section 7.1, above). Further, all information concerning customers of Buyer or the Affiliates in the possession of the Seller or Shareholder shall be kept as confidential and neither Seller or Shareholder shall take, keep or retain any copies of the names, addresses or any other information concerning such customers nor will any such information be disclosed to any person other than a person affiliated with the Seller or pursuant to lawful legal process.

                  (c) For a period of five (5) years following the Closing Date, neither Shareholder or Seller, nor an affiliate of either shall, directly or indirectly, through an existing or to be existing corporation, unincorporated business, affiliated party, successor employer or otherwise (except in conjunction with Seller), solicit or hire for employment any employee of the Seller or any of its affiliates; provided, however, that during such five (5) year period, a former employee of the Seller or its affiliates may be solicited or hired by Seller, Shareholder or an affiliate if such former employee has not been an employee of the Buyer or its affiliates for more than six (6) months immediately prior to the date of solicitation or hire.

                  (d) Seller and Shareholder shall not, directly or indirectly, through an existing or to be existing corporation, unincorporated business, affiliated party or otherwise, divulge, communicate, use to the detriment of Buyer or for the benefit of any other person, or misuse in any way, any confidential information or trade secrets of Seller or Buyer concerning the Business.

                  (e) Notwithstanding the foregoing, Buyer agrees that if Buyer reconveys to Seller the distribution rights to sell the Model 2000 Equipment, Seller and Shareholder shall not be subject to the noncompete provisions of this Section 7.1 solely with respect to sales of such Model 2000 Equipment. In addition, the provisions of this Section 7.1 shall become null and void, and Seller and Shareholder shall have no further obligation to Buyer under this Section 7.1 upon the occurrence of any of the following events:

                           (1) the failure of Buyer to pay when due (to the extent not subject to offset) sums owing to Seller under the terms of the Note, or under the terms of the Distribution Rights Bill of Sale Agreement and the Distribution Note(s) issued pursuant to the Distribution Rights Agreement; or

                           (2) the Board of Directors of Buyer has determined that it is in the best interests of the Buyer to request an advance under the terms of that certain Revolving Credit Promissory Note dated as of January 4, 1996 in the face principal amount of $2,000,000 made payable by Buyer to the order of Brad Buscher, or his assigns ("Buscher"), as amended from time to time (the "Revolving Note") to fund working capital and expansion needs of Buyer prior to the Determination (as defined in the Revolving Note), and Buscher arbitrarily and unreasonably refuses to make the requested advance to Buyer, and no Event of Default (as defined in the Revolving Note) is existing at the time of the requested advance.

                  (f) Seller and Shareholder acknowledge that the restrictions contained in this Section 7.1 are reasonable and necessary to protect the investment of Buyer and the Business purchased by Buyer from the Seller, and that any violation of the restrictions contained herein will cause substantial and irreparable injury to the Buyer and, therefore, Seller and Shareholder agree that Buyer shall be entitled, in addition to any other remedies it may have available, to preliminary and permanent injunctive relief to prevent a breach, contemplated breach or continuation of a breach of Section 7.1 of this Agreement. Section 7.1 of this Agreement shall be construed as an independent covenant and the existence of any claim or cause of action against Buyer or the Seller, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement hereof by Buyer of the terms and provisions hereof.

         SECTION 8. INDEMNIFICATION.

                  8.1 INDEMNIFICATION BY SELLER. Seller and Shareholder covenant and agree to indemnify and hold harmless Buyer, at all times after the date of this Agreement, against any and all damages, losses, costs or expenses, including, without limitation, reasonable attorneys' fees and the costs and expenses of investigation, to the extent not reimbursed by insurance (collectively referred to as "Damages"), to the extent such Damages are or were suffered or incurred and which relate to: (i) Seller's or Shareholder's breach of its repre sentations or warranties contained herein or any document delivered in connection herewith; (ii) Seller's or Shareholder's failure to perform any of its covenants or agreements contained herein or any document delivered in connection herewith; (iii) any claims against Buyer relating to the Business which are Excluded Liabilities; (iv) any claims against Buyer relating to any business conducted by the Seller or Shareholder, including without limitation any claims asserted by Donald Seiler, Michael Seiler, RTI, or otherwise arising from the Union Grove Business, whether or not in connection with the operation of the business under the name "U.S. Technology, Inc." ("Seiler Claims"); (v) any claims against Buyer based upon Seller's conduct of the Business on or prior to the Closing Date, including any product liability or other claim relating to any products sold by Seller on or prior to the Closing Date; (vi) any claims against Buyer from Beeson, including without limitation, in connection with the Beeson case described on Schedule 4.9 hereof; and (vii) any claim relating to any environmental matters or a violation of any environmental law relating to the Real Property or the Business, regardless of whether such claims were caused by or were the responsibility of the Seller, including without limitation arising from the transportation or storage of barrels of mercury or other hazardous substances.

                  8.2 MAXIMUM INDEMNIFICATION BY SELLER. The Seller's and Shareholder's obligation to indemnify the Buyer under this Agreement shall be limited to (i) $200,000 (exclusive of interest thereon) for any and all Damages arising out of or connected to the Roseville Business, and (ii) $200,000 (exclusive of interest thereon) for any and all Damages arising out of or connected to the Union Grove Business; provided, however, that the foregoing limits shall not apply to Damages arising out of the fraudulent or willful conduct of Seller or Shareholder. Any claim for indemnification brought by Buyer against Seller or Shareholder must be commenced within two (2) years of the Closing Date; provided, however, that claims based upon fraud or willful misconduct may be brought until the expiration of all applicable statutes of limitation. Notwithstanding anything to the contrary, Seller shall only be obligated to indemnify Buyer for attorneys fees and expenses incurred by Buyer in connection with any Seiler Claims asserted against Buyer to the extent such fees and expenses exceed $75,000, provided, however, that this shall not be construed in any way to require Buyer to expend funds for defense of Seiler Claims asserted against Seller.

                  8.3 DAMAGES - PAYMENT AND INTEREST BEARING. Any Damages with respect to which either Buyer or Seller is entitled to indemnification pursuant to this Agreement shall be paid within thirty (30) days after determination and shall include and bear interest until paid in full at the rate of ten percent (10%) per annum from the original date of the event or the breach of warranty, representation or covenant which caused the Damages.

                  8.4 OFFSET AGAINST NOTE. Seller acknowledges and agrees that Buyer may offset any Damages with respect to which Buyer is entitled to indemnification, against amounts owing by Buyer to Seller under the Note and those certain Distribution Note(s) issued pursuant to the Distribution Rights Bill of Sale Agreement ("Distribution Note(s)"), and Seller hereby authorizes Buyer to offset the Damages against the sums owing on the Note and/or the Distribution Note(s), in such order and manner as Buyer determines in its sole discretion.

                  8.5 INDEMNIFICATION BY BUYER. Buyer covenants and agrees to indemnify and hold harmless Seller at all times after the date of the Agreement against any and all Damages to the extent that such Damages are or were suffered or incurred and which relate to: (i) Buyer's breach of its representations or warranties contained herein; (ii) Buyer's failure to perform any of its covenants or agreements contained herein; and (iii) any claims against Seller based upon Buyer's conduct of the Business after the Closing Date, including any product liability or other claim relating to any products sold by Buyer after the Closing Date (to the extent such product liability does not arise from a product developed by Seller or Shareholder).

                  8.6 SURVIVAL. All representations, warranties and covenants contained in this Agreement or the Exhibits or Schedules hereto, or any certificate or other instrument delivered by or on behalf of either party in connection with this Agreement, shall be deemed to be representations, warranties or covenants of the party making the same and shall survive the Closing.

                  8.7 NOTIFICATION OF INDEMNIFICATION CLAIM. Buyer shall give the Seller and Shareholder written notice of any claim for indemnification pursuant to this Article 8 within 30 days after Buyer receives notice, or becomes aware of, an event giving rise to such claim for indemnification. Buyer shall also give the Seller and Shareholder copies of all information and documents relating to any third party claim that are received by Buyer within 20 days after Buyer's receipt thereof. Buyer shall allow the Seller and Shareholder the right to select counsel for any third party claim, which counsel shall be reasonably satisfactory to Buyer, to defend any such action, proceeding, claim, demand or assessment giving rise to claim for indemnification pursuant to this
Article 8, all at the sole cost and expense of the Seller and Shareholder; provided, however, that Buyer shall be allowed, at its expense, to participate in such defense; provided, further, that no settlement shall be entered into without the approval of Buyer; provided, further, that in the event the Seller offers to settle a claim on terms acceptable to the third party claimant, which settlement Buyer does not consent to, Buyer shall be responsible for all losses with respect to such claim which exceed the proposed settlement amount, including all legal expenses and costs incurred after the date the Seller and Shareholder initially gave notice to Buyer seeking its consent to the proposed settlement. Should the Seller and Shareholder refuse to accept the tender, it shall be Buyer's obligation to reasonably inform the Seller and Shareholder of the status and progress of any ensuing litigation provided such information is requested by the Seller and Shareholder. Buyer will make a good faith attempt to mitigate the loss with respect to which such indemnification claim is made, if such indemnification claim is based upon any claim, demand, suit or action by any third party (a "Third Party Claim") the tender of which is denied by the Seller and Shareholder. Buyer shall make a good faith effort to defend against such Third Party Claim as if no indemnification was available hereunder. The Seller and Shareholder shall cooperate with Buyer in the defense of any Third Party Claim. Buyer shall provide the opportunity to participate in (but not control) the defense of such Third Party Claim at Seller's and Shareholder's expense in the event the Seller and Shareholder refuse to accept the tender and Seller and Shareholder shall allow Buyer to participate in (but not control) the defense of such Third Party Claim at its own expense in the event Seller and Shareholder accept the tender.


         SECTION 9. ADDITIONAL AGREEMENTS OF THE PARTIES.

                  9.1 ACCESS TO INFORMATION. Seller agrees to make available to Buyer, its attorneys, accountants and professional advisors, all financial and other data, all books and records and all appropriate employees, consultants and advisors, and will provide such assistance as reasonably requested by Buyer to permit Buyer to conduct its investigation of the Business. Seller also agrees to provide Buyer with reasonable access to its material customers and suppliers during Buyer's due diligence investigation. Buyer and its agents and representatives shall treat all information obtained in such investigation as confidential, and shall not disclose such information unless required by law, or unless such information has otherwise become publicly available.

                  9.2 CONDUCT OF BUSINESS UNTIL CLOSING DATE. From and after the date hereof until the Closing Date, Seller shall:

                  (a) operate the Business only in the usual, regular and ordinary manner and, to the extent consistent with such operation, to (i) preserve the present business organization intact; (ii) use its best efforts to keep available the services of Seller's present significant employees; and (iii) use its best efforts to preserve Seller's present business relationships with customers, suppliers and others having business dealings with Seller;

                  (b) maintain all properties necessary for the conduct of the Business in substantially the same condition as they now are (reasonable wear and tear excepted);

                  (c) maintain its books, records and accounts in the usual, regular and ordinary manner on a basis consistent with prior periods;

                  (d) duly comply with all laws and regulations known to be applicable to it and to the conduct of the Business;

                  (e) not make capital expenditures in excess of $1,000 without Buyer's approval upon due consultation;

                  (f) not order any new inventory without Buyer's approval upon due consultation; and

                  (g) perform all of its material obligations without default.


                  9.3 RISK OF LOSS. The risk of damage to the Assets by fire or any act of God shall remain with Seller until the delivery of the Bill of Sale, or other applicable instruments of conveyance, if any.

                  9.4 BROKER'S FEES. Seller and Buyer warrant and represent to each other that all negotiations relevant to this Agreement and the transactions contemplated hereby have been carried on by Seller with Buyer and that there are no brokerage or finders' fees or commissions payable to any parties as a result of this Agreement.

                  9.5 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, the parties hereto shall take or cause to be taken any and all actions and do or cause to be done any and all things necessary, proper or advisable under applicable laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby, including, but not limited to, the obtaining of all consents, authorizations, orders and approvals of any third person and the making of all filings and the giving of all notices.

                  9.6 EXPENSES. Each party shall be responsible and liable for all expenses which it has incurred with regard to the transactions governed by this Agreement, including all attorney's and accountant's fees.

                  9.7 TAXES AND EXPENSES. All expenses related to the operation of the Business, including, without limitation, all employee compensation, all federal and state payroll and other taxes, and all utility and other charges incurred by Seller up to and including the Closing Date, shall be the responsibility of and shall be paid in full by Seller when due, but no later than thirty (30) days after Closing, except that any payroll or income taxes shall be paid at the time required by law.

                  9.8 PAYMENT OF TRANSFER FEES AND TAXES. Seller shall pay any transfer tax, sales and use tax or other fee or charge imposed by any governmental agency for the purchase, assumption, assignment or transfer arising from or in connection with the purchase of the Assets or the assumption of the Assumed Liabilities.

         SECTION 10. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. All of the agreements and obligations of Buyer under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent:

                  (a) Buyer shall have entered into an assumption of the Seller's lease agreement with St. Paul Properties, Inc. (the "Landlord"), acceptable to Buyer in its sole discretion, for the lease of the facility at 2001 West County Road C-2, Roseville, Minnesota, or a sublease of Seller's rights under the Seller's lease agreement, either of which shall be with the written consent of the Landlord.

                  (b) Buyer shall have entered into an acceptable assumption or sublease of the lease agreement for the Union Grove facility with the written consent of Durand Properties (the "Wisconsin Landlord").

                  (c) Buyer shall have entered into an acceptable assumption or sublease of the lease agreement for the Roseville office at 1700 West Highway 36, with the written consent of the landlord.

                  (d) The representations and warranties of Seller and Shareholder contained in this Agreement shall be true and correct at the time of Closing in all respects as though such representations and warranties were made at and as of the Closing.

                  (e) There shall not have occurred any material adverse change in the condition, financial or otherwise, of Seller, the Business or the Assets.

                  (f) Other than the Beeson case, no action, proceeding or investigation shall be pending or threatened by any person, entity or governmental body or agency to restrain or prohibit the purchase and sale of the Assets hereunder or restrain or prohibit Buyer from carrying on the Business as it is currently being conducted on the date hereof.

                  (g) Buyer shall be satisfied in its sole discretion with its due diligence review of the Business and the Assets.

                  (h) Seller shall have delivered to Buyer corporate resolutions authorizing this transaction, and an opinion of Seller's counsel in form and substance acceptable to Buyer and its counsel.

                  (i) Seller shall have delivered to Buyer at or prior to Closing the following:

                           (1) Evidence satisfactory to the Buyer that the MPCA
                  and WDNR authority permitting the Seller's operation of the Roseville Business and the Union Grove Business respectively is in full force and effect.

                           (2) A Compliance Agreement between the MPCA and Buyer
                  (which does not require execution by Shareholder) in final form for execution at Closing, together with the Storage Agreement required under the terms of the Compliance Agreement, and evidence that Seller has completed the processing and disposal of the mercury barrels pursuant to the Compliance Agreement and is otherwise in compliance with the terms of the Compliance Agreement.

                           (3) Such other documents as may be requested by Buyer
                  relating to the Business.

                  (j) Satisfaction of any outstanding environmental issues in a manner acceptable to Buyer.

                  (k) At the Closing, those creditors of Seller listed on
                  Schedule 10(k) hereof, secured and unsecured, shall be paid in full the amount owed to them, whether or not the full amount owing is at the time of the Closing, and each such creditor shall have executed a UCC-3 termination financing statement if applicable.

                  (l) Buyer and Shareholder shall have entered into an employment agreement in form and substance acceptable to Buyer.

                  (m) There shall not have been a materially adverse development relating to the Union Grove Business and Donald Seiler, Michael Seiler and RTI, other than as expressly disclosed in writing to Buyer.

                  (n) Confirmation of payment of any amounts due and payable by Seller to Kathleen Pytleski.

                  (o) Seller shall have executed and delivered to Buyer the Distribution Rights Bill of Sale Agreement.

                  (p) Seller shall cause all insurance policies covering the Business to list Buyer as an additional insured for a period of 45 days after Closing.

                  (q) Deliver to Buyer a certified check payable to Bankers American Capital Corporation ("BACC") in the amount of $50,000 in return of the earnest money previously deposited with Seller (the "Earnest Money"), and the sum of $1,800 in reimbursement of costs and expenses advanced by BACC to Seller.


         SECTION 11. TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date:

                  (a) By written notice of Buyer if there shall have been a breach of any of Seller's or Shareholder's representations, warranties, covenants or agreements contained in this Agreement.

                  (b) By written notice of Buyer if Buyer is unable to enter into an acceptable sublease agreement, or acceptable assumption agreement with respect to either the Roseville or Union Grove facilities.

                  (c) By written notice of Buyer if any of the conditions of closing set forth in Section 10 are not met as of the Closing Date.

                  (d) By written notice of Buyer or Seller if the Closing shall not have occurred on or before February 1, 1996 for any reason other than the breach of this Agreement by the party tendering notice of termination.

                  (e) By written notice of Seller if there shall have been a breach of any of Buyer's representations, warranties, covenants or agreements contained in this Agreement.

Upon termination of this Agreement pursuant to subsections (a) through (e) above, none of the parties shall have any further liability or obligation to the other parties, and Seller shall return to Buyer the Earnest Money.

         SECTION 12. MISCELLANEOUS PROVISIONS.

                  12.1 CHANGES; WAIVERS. Neither this Agreement nor any provision hereof may be changed, amended, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

                  12.2 NOTICES. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first-class postage prepaid, registered or certified mail or by facsimile:

                  If to Seller:          U.S. ENVIRONMENTAL INCORPORATED
                                         1700 West Highway 36
                                         Roseville, Minnesota 55113
                                         Facsimile No. (612) 635-0081


                  If to Buyer:           MERCURY WASTE SOLUTIONS, INC.
                                         302 N. Riverfront Drive
                                         Mankato, Minnesota 56001
                                         Facsimile No. (507) 345-1483

or at such other address as Seller or Buyer may specify by written notice to the other and such notices and other communications shall for all purposes of this Agreement be treated as being effective or having been given when delivered personally, or, if sent by mail, when deposited in the United States mail, certified mail, postage prepaid, return receipt requested, or if by facsimile, on the date of transmission.

                  12.3 SEVERABILITY. If any term, provision, covenant or agreement contained in this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and agreements of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that they would have executed the remaining terms, provisions, covenants and agreements without including any of such which may hereafter be declared invalid, void or unenforceable.

                  12.4 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties and their respective heirs, successors and permitted assigns.

                  12.5 COMPLETE AGREEMENT. This Agreement, Exhibits and Schedules attached hereto, and the agreements referenced herein, contain the entire agreement between the parties hereto with respect to the sale and purchase of the Assets, the warranties and representations of the parties and the other transactions contemplated hereby. These agreements supersede all prior agreements between the parties with respect to such matters, whether written or oral.

                  12.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one agreement.

                  12.7 BENEFIT. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  12.8 ASSIGNMENT. Neither this Agreement, nor the rights and obligations of the parties hereto, may be assigned by any of the parties hereto, except that Seller may assign its right to receive payments hereunder to any person or entity and Buyer may assign its rights and obligations hereunder to any affiliate of Buyer.

                  12.9 REMEDIES. Except as otherwise specifically provided, no remedy conferred in this Agreement is intended to be exclusive and each shall be cumulative and shall be in addition to every other remedy, and the election of any one or more remedies shall not constitute a waiver of any other remedy.

                  12.10 GOVERNING LAW/VENUE. This Agreement shall be governed by the internal laws of the State of Minnesota. The parties hereto hereby consent to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Agreement, or any of the documents delivered in connection herewith, waive any argument that venue in such forums is not convenient and agree that any litigation instigated by either party shall be venued in either the District Court of Hennepin County, Minnesota or the United States District Court for the District of Minnesota, Fourth Division.


         IN WITNESS WHEREOF, the parties hereto have executed the Asset Purchase Agreement on the day and year first above written.


                                        MERCURY WASTE SOLUTIONS, INC.



                                        By ___________________________________
                                                 Brad Buscher, Chairman

                                                       "Buyer"




                                        U.S. ENVIRONMENTAL, INCORPORATED



                                        By ___________________________________
                                                 Mark Edlund, President


                                                       "Seller"



Acknowledgement of the Shareholder

         The undersigned, the sole shareholder of U.S. Environmental, Inc., is signing this Agreement for the sole purpose of acknowledging and agreeing to be bound by the terms and provisions of Sections 4.22, 6, 7.1, 8.1 and 12.9 of this Agreement, which provisions the undersigned agrees shall be binding upon him and shall inure to the benefit of Buyer.


                                           ___________________________________
                                           Mark Edlund



Exhibit
-------

A-1          List of Accounts Receivable/List of Certain Assets

A-2          List of Contracts/Leases Assumed

A-3          Union Grove Costs/Estimates

B            Promissory Note

C            Allocation of Purchase Price

D-1          Bill of Sale

D-2          Distribution Rights Bill of Sale Agreement

Schedule
--------

4.9          Litigation

4.10         Contracts

4.15         Environmental Compliance/Violations

4.17         Employees

4.21         Environmental Data and Test Results

10.1(k)      Creditors


The Company will provide copies of omitted schedules and attachments upon request.